King & Spalding LLP
1100 Louisiana, Suite 4100
Houston, TX 77002
Tel: +1 713 751 3200
Fax: +1 713 751 3290
www.kslaw.com

May 23, 2024

Wingstop Inc.
15505 Wright Brothers Drive
Addison, Texas 75001
Ladies and Gentlemen:
We have acted as counsel for Wingstop Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-205143) (the “Post-Effective Amendment”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,623,506 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Wingstop Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”), which such Shares were originally authorized for issuance under the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”).

Pursuant to the terms of the 2024 Plan, the Shares that will be issuable under the 2024 Plan include (a) 1,342,891 Shares that remained available for issuance under the 2015 Plan immediately prior to May 23, 2024 (the “Effective Date”) and (b) 280,615 Shares underlying any equity awards previously granted under the 2015 Plan as of the Effective Date that, on or after the Effective Date, may be settled in cash, expire or otherwise terminated without having been fully exercised, vested or satisfied, or repurchased, as applicable (collectively, the “Rollover Shares”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below including, without limitation: (a) the certificate of incorporation of the Company, as amended; (b) the bylaws of the Company, as amended; (c) certain resolutions adopted by the board of directors of the Company; (d) the 2024 Plan; and (e) the 2015 Plan.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Rollover Shares have been duly authorized and when, and if, issued pursuant to the terms of the 2024 Plan will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Wingstop Inc.
May 23, 2024

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP